Exhibit 10.3
CHANGE IN CONTROL AGREEMENT
     AGREEMENT between Penford Corporation, a Washington corporation (the “Corporation”), and ___ (the “Executive”), dated as of ___ (the “Effective Date”).
RECITALS
     A. The Executive is an executive officer or key employee of the Corporation and an integral part of its management.
     B. The Corporation wishes to assure both itself and the Executive of continuity of management in the event of any actual or threatened change in control of the Corporation.
     C. This Agreement is not intended to alter the compensation and benefits that the Executive could reasonably expect in the absence of the occurrence of a Change in Control, as defined in this Agreement; consequently, this Agreement will be operative only upon the Executive’s termination during the term of this Agreement after the occurrence of a Change in Control.
     NOW, THEREFORE, it is hereby agreed as follows;
     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
          “Average Target Attainment Bonus” shall mean the product of the Executive’s Target Bonus in the year of the Executive’s termination of employment multiplied by the average of the percentages of Target Bonuses attained by the Executive for the three fiscal years preceding the year of the Executive’s termination of employment in which the Executive was a participant in the Corporation’s bonus plan administered for executive officers and key employees for a full fiscal year, or such fewer number of fiscal years in which the Executive was a participant in such bonus plan for a full fiscal year, or the Target Bonus for the year of termination if the Executive has not previously been a participant for a full fiscal year in such bonus plan. The percentages of Target Bonuses attained shall be computed by including all bonuses paid with respect to a fiscal year regardless of whether a bonus is paid pursuant to a plan or awarded on a discretionary basis, but shall not include any bonus paid in the year of the Executive’s termination of employment or any discretionary bonus paid which are directly attributable to a Change in Control. For example, assume the Executive has a Target Bonus in the year of the Executive’s termination of 50% of Base Salary and with respect to the preceding three fiscal years was awarded bonuses which represented 80%, 120% and 70%, respectively, of the Executive’s then applicable Target Bonuses of 35%, 40% and 40%, then the Average Target Attainment Bonus would be 90% times 50% or 45% of Base Salary. Management shall maintain a record of the Average Target Attainment Bonuses and such record shall be reviewed and concurred to by the compensation committee of the Corporation.

          “Base Salary” shall mean an amount equal to the greater of (i) the Executive’s annual base salary at the rate in effect on the date of a Change in Control, or (ii) the Executive’s annual base salary at the rate in effect on the date of the Executive’s termination of employment, either without regard to any reduction made in connection with an event constituting Good Reason hereunder. In either case Base Salary shall be determined prior to any deductions actually taken from salary including without limitation (1) for salary reductions or deferrals under any plan of the Corporation, (2) for payments of employee benefits under any plan of the Corporation which were charged to the Executive, and (3) for the purchase of stock under any plan of the Corporation.
          “Cause” means a finding by the Board of Directors in good faith that (i) the Executive’s employment has been terminated for gross misconduct in connection with the Executive’s position as an officer of the Corporation that results in demonstrably material injury to the Corporation, or (ii) the Executive has breached a covenant of the Executive set forth in this Agreement (if, after written notice by the Corporation to the Executive and a thirty (30) day opportunity by the Executive to cure during which the Executive does not cure the condition). For this purpose, bad judgment, negligence and policy disagreements with the Board of Directors shall not constitute gross misconduct, nor shall any act or omission of the Executive that was reasonably believed by the Executive to have been in, and not opposed to, the interests of the Corporation.
          “Change in Control” shall mean any of the following events:
(i)	The Corporation is merged, consolidated or reorganized (“Reorganization”) with another entity and as a result of which less than 50% of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Reorganization are owned in the aggregate by the former shareholders of the Corporation, as the same shall have existed immediately prior to such Reorganization, in substantially the same proportions as their ownership before such Reorganization;

(ii)	The Corporation sells all or “Substantially All” of its assets to another entity that is not a wholly-owned subsidiary or affiliate of the Corporation, provided that a sale shall constitute Substantially All of the Corporation’s assets only if the fair market value of the consideration received for such assets exceeds 50% of the fair market value of the Corporation’s average total market capitalization during the twenty (20) trading days ending twenty (20) trading days prior to the first public announcement of such sale; provided further that the fair market value of the consideration received and the total market capitalization of the Corporation shall be as reasonably determined by the Board of Directors in good faith and that both the Corporation’s stock and any publicly traded consideration received in a sale shall be valued using the closing price for such security (y) for the period referenced above in the case of the Corporation’s stock and (z) the average closing prices for the first twenty (20) trading days after the Closing of any sale or other transaction in which any publicly traded consideration is received;

(iii)	Any person, within the meaning of Sections 3(a)(9), 13(d) or 14(d) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”) (“Person”), other than any employee benefit plan then maintained by the Corporation, acquires more than 40% of the outstanding voting securities of the Corporation (whether, directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act; or

(iv)	During any 24 month period, individuals who constitute the Board of Directors of the Corporation at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election, or nomination for election by the Corporation’s shareholders, of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors of the Corporation at the beginning of such period; provided that no individual shall be considered so approved if such individual initially assumed office as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Corporation.
          “CIC Amount” shall have the meaning set forth in Annex B.
          “Compensation Period” shall have the meaning set forth in Annex B.
          “Disability” shall mean, to the extent such term is not defined in an Employment Agreement, if any, a physical or mental condition as a result of which the Executive has been approved for benefits under a Corporation-sponsored long-term disability plan, policy or arrangement in which the Executive participates.
          “Employment Agreement” shall mean a written offer letter or employment between the Executive and the Corporation, if any, covering the terms and conditions of employment with the Corporation.
          “Good Reason” shall exist under any of the following conditions (if, after written notice by the Executive to the Corporation and a thirty (30)day opportunity by the Corporation to cure during which the Corporation does not cure the condition):
(i)	The Executive’s most significant duties, responsibilities or authority held, prior to the date of the Change in Control or at any time after the date of the Change in Control are reduced or diminished in other than an immaterial manner without the Executive’s written consent;

(ii)	Either (A) the Executive’s Base Salary or Target Bonus are reduced by the Corporation from the levels in effect immediately prior to a Change in Control without the Executive’s written consent, or (B) the Executive’s health, welfare and other benefits referred to in Paragraph 6 are denied or modified in a manner different than changes applicable to other executive officers of the Corporation or any controlling entity without the Executive’s written consent, and (C) the aggregate effect of all such reductions, denials and modifications (including any increases in compensation, bonuses, or benefits) represents more than an immaterial reduction to the Executive’s overall compensation package in existence prior to the Change in Control;

(iii)	The Corporation violates the material terms of this Agreement, or the Executive’s Employment Agreement, if any;

(iv)	The Executive is required to relocate his or her principal place of employment to a location which is more than 50 miles from both his principal place of employment and his principal residence prior to the announcement of an agreement or transaction that results in a Change in Control (for avoidance of doubt the principal place or employment and principal residence for the Executive shall be set forth on Annex B hereto and shall be updated from time to time, provided that the failure to so update shall not preclude this provision from being applicable); or

(v)	There is a liquidation, dissolution, consolidation or merger of the Corporation or transfer or sale of all or a Substantially All (as defined above) of its assets, unless a successor (by merger, consolidation or otherwise) to which all or Substantially All of its assets have been transferred or sold has assumed (either by operation of law or otherwise) all duties and obligations of the Corporation under this Agreement and any Employment Agreement, if any.
          “Outplacement Period” shall have the meaning set forth in Annex B.
          “Target Bonus” shall mean an amount equal to the target bonus payable to the Executive under the Corporation’s annual incentive bonus plan in effect for the fiscal year of the Executive’s termination of employment, or other fiscal years specifically referenced in this Agreement, without regard, to any reduction made in connection with an event constituting Good Reason hereunder.

          “Termination of the Executive’s Employment” shall (a) mean (i) termination by the Corporation of the employment of the Executive for any reason other than Cause, death, or Disability; or (ii) termination by the Executive of his or her employment for Good Reason in the absence of circumstances that constitute Cause; and (b) shall be interpreted in a manner consistent with the term “separation from service” under Section 409A(a)(2)(i) of the Internal Revenue Code of 1986, as amended (“Code”).
          “Waiver and Release Agreement” shall mean the written waiver and release agreement attached hereto as Annex A, which the Executive must execute on or within forty-five (45) days after his last day of employment in favor of the Corporation, and not thereafter revoke, in order to be entitled to receive any payments or benefits under paragraphs 4, 5, 6 and 7 of this Agreement.
     2. Term of Agreement. This Agreement shall remain in effect until terminated by the Corporation in accordance with this paragraph or, if a Change in Control occurs prior to such termination by the Corporation, until the obligations of the Corporation pursuant to this Agreement have been fulfilled. This Agreement shall terminate one year after the date the Corporation gives the Executive written notice of the termination of this Agreement; except that if a Change in Control occurs prior to the termination date, this Agreement shall remain in effect with respect to all rights accruing as a result of the occurrence of the Change in Control.
     3. Termination of Employment. If, during the term of this Agreement, there is a Termination of the Executive’s Employment within twenty-four (24) months after a Change in Control, then the Executive shall receive the compensation and benefits described in paragraphs 4, 6 and 7. Section 5 shall apply upon a Change in Control with or without a Termination of the Executive’s Employment. Notwithstanding the foregoing, a termination shall not have occurred under this Agreement if, in connection with a Change in Control, the Executive terminates employment with the Corporation and becomes an employee of the acquiring or controlling entity or one of its affiliates which succeeds to the business of the Corporation under terms and conditions that would not give rise to Good Reason had employment with the Corporation continued.
     4. Compensation. Subject to the provisions of paragraphs 3, 10 and 13, the Executive shall have the right to receive the CIC Amount (as defined in Annex B)) during the Compensation Period (as defined in Annex B). Fifty percent (50%) of the CIC Amount shall be payable within thirty (30) days after Termination of the Executive’s Employment and the remaining fifty percent (50%) of the CIC Amount shall be paid in equal monthly installments over the Compensation Period. In addition, the Executive shall be paid his or her prorated Target Bonus for the fiscal year in which the Executive was terminated within thirty (30) days after Termination of the Executive’s Employment. The prorated Target Bonus shall be determined by multiplying the Target Bonus by a fraction the numerator of which shall be the number of full or partial months that the Executive was employed during the fiscal year in which the Termination of the Executive’s Employment occurred. To the extent a bonus for the fiscal year prior to the year in which the Termination of the Executive’s Employment occurs has not been paid at the time of the Termination of the Executive’s Employment, such bonus as determined in good faith and consistently with prior practice shall be paid to the Executive not later than the time such bonuses were generally paid in the prior year. Notwithstanding the foregoing, if necessary to meet the requirements of subparagraphs (2)(A)(i) and (B)(i) of Code Section 409A(a)(2), the compensation that would normally be paid during the first six (6) months after the Termination of the Executive’s Employment shall not be paid to an Executive who is a specified employee (as defined in Code Section 409A(a)(2)(B)(i)) until the six-month anniversary of the Termination of the Executive’s Employment (or, if earlier, the date of his or her death). If such a delay is required, the aggregate compensation for the first six months after the Termination of the Executive’s Employment shall be paid in a single lump sum on (or as soon as practicable after) the six-month anniversary, after which time the compensation shall be paid at the same time and in the same manner as it was paid immediately prior to the Executive’s termination until the end of the Compensation Period.
     5. Equity. All stock options, restricted stock, restricted stock units and other equity based rights and interests outstanding immediately prior to the Change in Control shall become vested immediately prior to the Change in Control and shall be exercisable, transferable, payable or otherwise available in accordance with the plan, grant, agreement or other instrument setting forth the Executive’s rights.
     6. Benefits. Subject to the provisions in Paragraphs 3, 10, and 13, accrued vacation through the date of Termination of the Executive’s Employment shall be paid within thirty (30) days of the effective date of the Waiver and Release Agreement. The Executive, his or her dependents, beneficiaries and/or estate shall continue during the Compensation Period to be entitled to all benefits under medical, dental, life insurance and similar plans (except for any disability plan) that are in effect on the Executive’s termination date. If by reason of a plan provision, adverse tax consequences to the Corporation or the Executive, law or government regulation or third-party contractual restriction the Executive, his or her dependents, beneficiaries and/or estate cannot receive or participate in a benefit, then the Corporation shall, to the extent necessary, pay or provide for payment of such benefit or a reasonably equivalent benefit to the Executive, his or her dependents, beneficiaries and/or estate in the same amount and manner as they would have been provided by the relevant plan provided by the Corporation prior to the Executive’s termination date (e.g., through the payment by the Corporation of a portion of COBRA premiums). Notwithstanding the foregoing, if the Executive is employed by another employer, the Corporation shall not provide any medical, dental, life insurance or similar benefit to the extent a comparable benefit is provided by the other employer. The participation of the Executive in the Penford Corporation Retirement Plan, the Penford Corporation 401(k) Plan or any other plan described in Code Section 401(a) shall terminate after the Executive’s termination date in accordance with the terms of such plans and the Corporation shall not be obligated to provide equivalent benefits. Notwithstanding the foregoing, to the extent necessary to meet the requirements of subparagraphs (2)(A)(i) and (B)(i) of Code Section 409A(a)(2), the benefits that would normally be provided under this paragraph 6 (including treatment of the Executive as having not terminated employment for purposes of continued health and welfare benefits or cash payments in lieu thereof) during the first six (6) months of the Compensation Period shall not be provided to an Executive who is a specified employee (as defined in Code Section 409A(a)(2)(B)(i)) until the six-month anniversary of such Executive’s Termination of Employment (or, if earlier, the date of his or her death). If such a delay is required, the Executive will not be treated as having continued employment during the first six months of the Compensation Period until the six-month anniversary of the Executive’s Termination of Employment. Also on such six-month anniversary, the Executive will receive a lump sum cash payment equal to the value of any health and welfare benefits that could not be provided during such six months. After the six-month anniversary, these benefits under this paragraph 6 will continue through the end of the Compensation Period.
     7. Outplacement Services. Subject to compliance with Paragraphs 3, 10 and 13, the Corporation shall pay for the cost of senior executive-level outplacement services for the Executive for the Outplacement Period (defined in Annex B). Outplacement services shall be provided by such executive outplacement firm selected by the Executive and reasonably approved by the Corporation. The Executive shall commence utilization of such senior executive-level outplacement services within ninety (90) days following his or her termination date.
     8. Effect of Death. In the event of death of the Executive during the Compensation Period, the compensation that would otherwise have been paid to the Executive under this Agreement shall be paid to the Executive’s estate. Coverage of any dependents under any plan described in paragraph 6 shall continue for the Compensation Period as though the Executive had remained alive. Nothing in this paragraph shall affect any other payments by the Corporation due in respect of the Executive’s death.
     9. Section 280G Tax Payment.
     (a) Impact of Section 280G. Except as otherwise provided in Annex B and notwithstanding any other provisions of this Agreement, if the aggregate “present value” (as defined in Section 280G(d)(4) of the Code) of all “parachute payments” (as defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Executive under this Agreement equals or exceeds three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), such that a deduction would not be allowed to the Company under Section 280G for all or any part of such payments, or if the payments made hereunder would cause the Executive to be liable for tax under Section 4999 of the Code then the parachute payments under this Agreement shall be reduced so that the aggregate present value of such payments shall total one hundred dollars ($100.00) less than three times the base amount. The purpose of such reduction is to ensure that the payments to the Executive will not constitute a parachute payment within the meaning of Section 280G(b)(2) of the Code, that the Company will be entitled to the maximum deduction for all amounts paid under this Agreement, and that the Executive will not be subject to tax under Section 4999 of the Code. The Executive shall have the right to receive the benefit of any amendments to Section 280G of the Code that increase the amount that may be received without loss of the deduction to the Company.
     (b) Opinion of Counsel. In the event of any change in, or further interpretation of, Sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled by written notice to the Corporation to request an opinion of tax counsel regarding the application of such change in any of the foregoing, and the Corporation shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of tax counsel incurred in connection with this Agreement shall be borne by the Corporation.

     10. Waiver and Release. As a condition to receiving any payments and benefits under paragraphs 4, 6 and 7 hereunder, the Executive shall execute (and not later revoke) the Waiver and Release Agreement on or within thirty (30) days after written request. The Corporation shall have no obligation to make any payments or provide any benefits to the Executive hereunder unless and until the effective date of the Waiver and Release Agreement, as defined therein.
     11. Corporation’s Setoff Rights. The payments and benefits made or provided to the Executive or to the Executive’s spouse or other beneficiary under this Agreement shall be subject to setoff by the Corporation by the amount of any claim of the Corporation against the Executive or the Executive’s spouse or other beneficiary for any debt or obligation of the Executive or the Executive’s spouse or other beneficiary to the Corporation.
     12. No Mitigation. The Executive shall have no duty to seek employment following termination of employment or otherwise to mitigate damages. The amounts or benefits payable or available to the Executive, the Executive’s spouse or other beneficiary under this Agreement shall not be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source.
     13. Impact on Existing Severance and Benefit Plans. Payments or benefits under this Agreement are in lieu of any payments or benefits to which the Executive may be entitled under any other separation plan or policy of the Corporation, and shall be coordinated with the Executive’s Employment Agreement, if any, such that the Executive shall receive the maximum amount of separation pay available under either agreement, but shall not receive any duplication of benefits. No provision in this Agreement shall be construed to reduce or impair the Executive’s rights and benefits under such retirement or welfare plans, policies or arrangements. Payments and benefits provided under paragraphs 4, 5, 6 or 7, however, shall not be considered eligible compensation, nor shall the period attributable to such payments or benefits be considered eligible service, under any retirement or welfare plan, policy or arrangement maintained by the Corporation.
     14. Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality. The Executive agrees that:
     (a) During the Executive’s employment with the Corporation and during the Compensation Period, the Executive shall not, either directly or indirectly be employed by or otherwise engaged by or have any equity interest (other than ownership of 2% or less of the outstanding stock of any entity listed on the New York or American Stock Exchange or any other recognized stock exchange or included in the National Association of Securities Dealers Automated Quotation System) in any business that is directly competitive with any business in which the Corporation or any of its subsidiaries was involved or had under active consideration immediately prior to the Change in Control and in which the Executive was engaged during his or her employment prior to a termination.
     (b) During the Executive’s employment with the Corporation and during the Compensation Period, the Executive shall not, either directly or indirectly

(i)	hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of the Corporation or any of its subsidiaries to alter or discontinue his or her relationship with Corporation or its subsidiaries, other than general advertisements not targeted at employees of the Corporation or its subsidiaries;

(ii)	solicit, divert, or in any other manner persuade or attempt to persuade any supplier of the Corporation or any of its subsidiaries to alter or discontinue its relationship with the Corporation or any of its subsidiaries; or

(iii)	solicit, divert, take away or attempt to solicit, divert or take away any customers of the Corporation or its subsidiaries.
     (c) At all times during the Executive’s employment with the Corporation and during and after the Compensation Period, the Executive will not divulge or appropriate to the Executive’s own use or the use of others any secret or confidential information or knowledge pertaining to the business of the Corporation, or any of its subsidiaries, obtained during his employment by the Corporation or any of its subsidiaries; provided that this provision shall not apply to information that is or becomes publicly available without breach by the Executive.
     (d) At all times during the Executive’s employment with the Corporation and during and after the Compensation Period, the Executive will not publicly disparage the Corporation or its subsidiaries or any of their respective directors, officers or employees. At all times, the Corporation will not publicly disparage the Executive and will direct its officers and directors to not publicly disparage the Executive.
     (e) The Corporation and the Executive agree that the provisions of this paragraph 14 do not impose an undue hardship on the Executive and are not injurious to the public; that this provision is necessary to protect the business of the Corporation and its subsidiaries; that the nature of the Executive’s responsibilities with the Corporation have provided the Executive with access to confidential information that is valuable and confidential to the Corporation and its subsidiaries; that the Corporation would not enter into this Agreement if the Executive did not agree to the provisions of this paragraph 14; that the scope of this paragraph 14 is reasonable in terms of length of time and geographical scope; and that adequate consideration supports this paragraph 14. In the event that a court determines that the geographical scope of this provision in unreasonably broad or the length of time is unreasonably long, the Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed. Nothing in this Agreement restricts the Executive from responding to process of law. In such a circumstance, the Executive must immediately notify the Corporation of such process in order to enable the Corporation to seek protective relief if appropriate.
     (f) The Executive’s entitlement to benefits under this Agreement is conditioned upon the Executive’s compliance with the provisions of this paragraph 14.
     15. Arbitration of All Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the City of Chicago in accordance with the laws of the State of Washington by three arbitrators, one of whom shall be appointed by the Corporation, one of whom shall be appointed by the Executive and one of whom shall be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this paragraph. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of the Executive’s rights under this Agreement, the Corporation shall pay the Executive’s reasonable attorneys’ fees and costs and expenses in connection with such enforcement (including the enforcement of any arbitration award in court), regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by the Executive of any such fees, costs and expenses would be unjust. Notwithstanding any other provisions of this Agreement regarding dispute resolution, including this paragraph 15, the Executive agrees that Executive’s violation of any provision of paragraph 14 of this Agreement (“Restrictive Covenants”) would cause the Corporation irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining the Executive from violation of the terms of this Agreement, upon any breach or threatened breach of the Executive of the obligations set forth in any of the Restrictive Covenants. The preceding sentence shall not be construed to limit the Corporation from any other relief or damages to which it may be entitled as a result of the Executive’s breach of any provision of this Agreement, including Restrictive Covenants.
     16. Indemnification and Insurance. All rights to indemnification by the Corporation now existing in favor of the Executive as provided in the Articles of Incorporation or Bylaws of the Corporation shall continue in full force and effect, and the Corporation shall also advance expenses for which indemnification may ultimately be claimed as such expenses are incurred to the fullest extent permitted under applicable law. After a Change in Control, the Corporation shall not amend its Articles of Incorporation or Bylaws or any agreement in any manner which adversely affects the rights of the Executive to indemnification thereunder. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce any rights of the Executive to indemnification pursuant to applicable law. In addition, the Corporation will maintain directors’ and officers’ liability insurance, or purchase “tail coverage,” for a period of at least six years for acts and omissions of the Executive through the date on which the Executive’s employment is terminated, providing coverage comparable to the coverage in effect immediately prior to the Change in Control.
     17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail, or delivered by a nationally recognized overnight delivery service, postage or charges prepaid, to the Executive at the last address he has filed in writing with the Corporation and to the Corporation at its principal executive offices.
     18. Assignment. Neither the Corporation nor the Executive may assign this Agreement or any rights, duties or obligations hereunder to any third party other than by operation of law or merger, consolidation, reorganization or sale of the Corporation, without the other party’s consent. The Corporation’s rights, duties and obligations under this Agreement shall be binding obligations of any successor in interest to the Corporation to the fullest extent enforceable by law. No interest of the Executive (or the Executive’s spouse or other beneficiary), nor any right to receive any payment or distribution hereunder, shall be subject to sale, transfer, assignment, pledge, attachment or garnishment or otherwise be assigned or encumbered, and any attempt to do so shall be void. No such interest or right shall be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive (or the Executive’s spouse or other beneficiary), including claims for alimony, child support, separate maintenance and claims in bankruptcy.
     19. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Washington.
     20. Amendments. This Agreement may not be changed, waived or discharged orally, but only by an instrument in writing, signed by the party against which enforcement of such change, waiver or discharge is sought.
     21. Successors. This Agreement shall extend to and be binding upon the Corporation, its successors and assigns. For purposes of this Agreement, unless the context otherwise requires, references to the Corporation shall include its subsidiaries.
     22. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
     23. Headings. The headings of the paragraphs in this Agreement are solely for convenience or reference and shall not control the meaning or interpretation of any provision of this Agreement.
     24. Entire Agreement. This Agreement including Annexes A and B constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the parties with respect to such subject matter.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

PENFORD CORPORATION

By

Title

[Executive’s Name]

ANNEX A
PENFORD CORPORATION
WAIVER AND RELEASE AGREEMENT
     In consideration for the pay and benefits to be provided to me by Penford Corporation (the “Corporation”) under the terms of paragraphs 4, 6 or 7 of the Penford Corporation Change in Control Agreement entered into between me and the Corporation, dated ___, ___ (the “Agreement”), I hereby acknowledge, understand and agree under this agreement (the “Release”) to the following:
1.	In consideration of the foregoing, including, without limitation, payment to me of the determined amounts under the Agreement, I hereby release the Corporation and all of its partners, affiliates, parents, predecessors, successors, assigns, officers, members, directors, trustees, employees, shareholders, agents, administrators, representatives, attorneys, insurers or fiduciaries, past, present or future (collectively, the “Released Parties”) from any claims, actions, causes of action, demands, obligations or damages of any kind arising from my employment and the separation of that employment that I ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which I sign this Release (the “Claims”).

2.	The Claims I am waiving include, but are not limited to, my selection for termination, claims of wrongful discharge, Claims for the payment of any salary, wages, bonuses or commissions, Claims under common law or any federal or state statute, include Claims under Title VII of the Civil Rights Act of 1964, as amended; Claims under the Americans with Disabilities Act; Claims under the Age Discrimination in Employment Act (“ADEA”); all Claims under the Fair Labor Standards Act; Claims under the National Labor Relations Act; all Claims under the Family and Medical Leave Act; Claims relating to the Corporation’s intellectual property, confidential and proprietary information and trade secrets; Claims of misrepresentation or detrimental reliance, Claims for severance pay (other than for the separation pay and benefits payable under the Agreement), Claims based on breach of contract, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence or any other Claim for any type of relief, whether federal, state or local, whether statutory, regulatory or common law or otherwise. This Release does not apply to any Claims directly related to the enforcement of the Agreement, Claims which I may make under state workers’ compensation or unemployment laws and/or any Claims I cannot waive as a matter of law.

3.	I intend this Release to be binding on my successors and I specifically (i) waive any applicable law (and confirm that I have no Claim under any law providing rights to employees) and (ii) agree not to file or continue any Claim in respect of matters covered by this Release. I further agree never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Corporation arising from or relating to my employment with or my termination of employment from the Corporation and/or any other occurrences to the date of this Release, other than a Claim challenging the validity of this Release under the ADEA.
4.	I am further waiving my right to receive money or other relief in any action instituted by me or on my behalf by any person, entity or governmental agency. Nothing in this Release shall limit the rights of any governmental agency or your right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. I further agree to waive my rights under any other statute or regulation, state or federal, which provides that a general release does not extend to Claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

5.	I further acknowledge and agree that if I breach the provisions of paragraph 2, 3 or 4 above, then (i) the Corporation shall be entitled to apply for and receive an injunction to restrain any such breach, (ii) the Corporation shall not be obligated to continue payment of any pay or benefits described in paragraph 4 of the Agreement, (iii) I shall be obligated to pay to the Corporation its costs and expenses in enforcing this Release and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (iv) as an alternative to (iii), at the Corporation’s option, I shall be obligated upon demand to repay to the Corporation all but $1,000.00 of the pay and benefits paid or made available to me pursuant to paragraph 4 of the Agreement. I further agree that the foregoing covenants in this paragraph 5 shall not affect the validity of this Release and shall not be deemed to be a penalty or a forfeiture.

6.	In further consideration of the promises made by the Corporation in this Release, I specifically waive and release the Corporation from all Claims I may have as of the date I sign this Release arising under the ADEA. I further agree that:
(a)	My waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(b)	I understand the terms of this Release;

(c)	The consideration offered by the Corporation under the Agreement in exchange for the signing of this Release represents consideration over and above that to which I would otherwise be entitled, and that the consideration would not have been provided had I not signed or agreed in advance to sign this Release;

(d)	The Corporation is hereby advising me in writing to consult with an attorney at my own expense prior to executing this Release;

(e)	The Corporation has given me a period of at least forty-five (45) days within which to consider this Release;

(f)	Following my execution of this Release, I have seven (7) days in which to revoke this Release by written notice. An attempted revocation not actually received by the Corporation prior to the revocation deadline will not be effective;

(g)	This entire Release shall be void and of no force and effect if I choose to so revoke, and if I choose not to so revoke this Release shall then become effective and enforceable; and

(h)	This Section 6 does not waive rights or claims that may arise under the ADEA after the date I sign this Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 3 does not apply to Claims under the ADEA that challenge the validity of this Release.
7.	To revoke this Release, I must send a written statement of revocation by registered or certified mail, or delivered by a nationally recognized overnight delivery service, postage or charges prepaid, to the Corporation at its principal executive offices. The revocation must be received no later than 5:00 p.m. on the seventh day following my execution of this Release. If I do not revoke, the eighth day following my acceptance will be the “effective date” of this Release.

8.	I agree to cooperate fully with the Corporation, other Corporation affiliates, and their legal counsel in connection with any disputes arising out of matters with which I was directly or indirectly involved while serving as an employee of the Corporation. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, the Corporation and its legal counsel, maintaining the confidentiality of any past or future privileged communications with the Corporation legal counsel (outside and in-house counsel), and making myself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Corporation. The foregoing shall be reasonable and shall not interfere unreasonably with my then employment. If and to the extent that the Corporation shall require my assistance pursuant to this Section 8 after the Compensation Period as defined in the Agreement, the Corporation shall pay me $250 per hour for such services.
[SIGNATURE PAGE TO FOLLOW]

     I acknowledge that I remain bound by, and reaffirm my intention to comply with, continuing obligations under any agreements between myself and the Corporation, as presently in effect, including, but not limited to, my confidentiality obligations.
* * *
     BY SIGNING THIS RELEASE, I ACKNOWLEDGE THAT: I HAVE READ THIS RELEASE AND UNDERSTAND ITS TERMS; I HAVE HAD THE OPPORTUNITY TO REVIEW THIS RELEASE WITH LEGAL OR OTHER PERSONAL ADVISORS OF MY OWN CHOICE; I UNDERSTAND THAT BY SIGNING THIS RELEASE I AM RELEASING THE RELEASED PARTIES OF ALL CLAIMS AGAINST THEM; I HAVE BEEN GIVEN AT LEAST TWENTY-ONE DAYS TO CONSIDER THE TERMS AND EFFECT OF THIS RELEASE; AND I VOLUNTARILY AGREE TO ITS TERMS.
SIGNED this _____________ day of _________________, 20___.

                    the Executive

Tier I — CEO and CFO
CHANGE IN CONTROL AGREEMENT
ANNEX B
SPECIFIC PROVISIONS APPLICABLE
TO
___ (“Executive”)
     This Annex B is attached to a Change in Control Agreement between Penford Corporation and the undersigned Executive and contain specific provisions applicable to the Executive:
     “CIC Amount” shall mean an amount equal to the product of the sum of the Executive’s Base Salary plus the Executive’s Average Target Attainment Bonus, times 2.5.
     “Compensation Period” shall mean the period between the Executive’s termination date and thirty (30) months after such termination date.
     “Outplacement Period” shall mean a period of twelve (12) months.
     “Termination of the Executive’s Employment” shall also include:
(iii) termination by written notice from the Executive during the thirty (30) day period beginning on the one-year anniversary of the date of the Change in Control, provided that the Executive shall not have been previously terminated by the Corporation for Cause or terminated his or her employment without Good Reason.
The following shall apply in lieu of Paragraph 9 of the attached Change in Control Agreement.
9. Section 280G Tax Payment.
     (b) Excise Tax. If any payment made or benefit provided to the Executive under paragraphs 4, 5, 6 or 7 (a “Termination Payment”) is subject to an excise tax under Section 4999 of the Code (the “Excise Tax”), the Corporation (or successor) shall pay an additional amount to the Executive in a single sum (the “Gross-Up Payment”), so that the net amount of the Termination Payment received by the Executive is not reduced by the Excise Tax (or by any interest penalties or additions thereto required to be paid by the Executive).
     (c) Gross-Up Payment. The Gross-Up Payment shall be an amount equal to the sum of (i) the Excise Tax (plus any interest, penalties or additions thereto required to be paid by the Executive) on the Termination Payment and (ii) the additional Excise Tax and additional federal, state and other income taxes (plus any interest, penalties or additions on all such amounts required to be paid by the Executive) owing on the amount received under clause (i) and owing

Tier I — CEO and CFO
on the amount received under this clause (ii). The Gross-Up Payment shall be determined at the expense of the Corporation by a nationally recognized firm of certified public accountants selected by the Corporation. The Gross-Up Payment shall be based on the following assumptions:
(i)	All payments and benefits making up the Termination Payment shall be deemed “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” shall be deemed to be subject to the Excise Tax, except to the extent that independent tax counsel selected by the Corporation opines that such payments or benefits are not subject to the Excise Tax.

(ii)	The Executive shall be deemed to pay federal, state and other income taxes at the highest marginal rate of taxation applicable to the Executive for the applicable calendar year.
     (d) Payment of Gross-Up. An estimated Gross-Up Payment shall be made to the Executive no later than thirty (30) business days following the effective date of the Waiver and Release Agreement as defined therein. In the event the estimated Gross-Up Payment is less than the amount actually due to the Executive under this paragraph 9, the amount of any shortfall shall be paid to the Executive within ten (10) business days after the determination of the shortfall. Any overpayment, or amount refunded to the Executive resulting from an overpayment of the Gross-Up Payment, shall be paid to the Corporation within ten (10) business days after the determination of the overpayment or receipt of the refund.
     (e) Opinion of Counsel. In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled by written notice to the Corporation to request an opinion of tax counsel regarding the application of such change in any of the foregoing, and the Corporation shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of tax counsel incurred in connection with this Agreement shall be borne by the Corporation.
[SIGNATURE PAGE TO FOLLOW]

Tier I — CEO and CFO
     The execution of this Annex B to the Change in Control Agreement is hereby acknowledged this ___day of ___, 2006.

PENFORD CORPORATION

By

Title

[Executive’s Name]
     Principal Residence:
     Principal Place of Employment:
Executive agrees to promptly notify the Corporation of any change in his or her principal residence or principal place of employment.

Tier II — 30 or 24 months
CHANGE IN CONTROL AGREEMENT
ANNEX B
SPECIFIC PROVISIONS APPLICABLE
TO
___ (“Executive”)
     This Annex B is attached to a Change in Control Agreement between Penford Corporation and the undersigned Executive and contains specific provisions applicable to the Executive:
     “CIC Amount” shall mean an amount equal to the product of the sum of the Executive’s Base Salary plus the Executive’s Average Target Attainment Bonus, times 2.0.
     “Compensation Period” shall mean the period between the Executive’s termination date and twenty-four (24) months after such termination date.
     “Outplacement Period” shall mean a period of six (6) months.
     The execution of this Annex B to the Change in Control Agreement is hereby acknowledged this ___ day of ___, 2006.

PENFORD CORPORATION

By

Title

[Executive’s Name]
     Principal Residence:
     Principal Place of Employment:
Executive agrees to promptly notify the Corporation of any change in his or her principal residence or principal place of employment.

B-1

Tier III — 12 months
ANNEX B
SPECIFIC PROVISIONS APPLICABLE
TO
___ (“Executive”)
     This Annex B is attached to a Change in Control Agreement between Penford Corporation and the undersigned Executive and contains specific provisions applicable to the Executive:
     “CIC Amount” shall mean an amount equal to the product of the sum of the Executive’s Base Salary plus the Executive’s Average Target Attainment Bonus.
     “Compensation Period” shall mean the period between the Executive’s termination date and twelve (12) months after such termination date.
     “Outplacement Period” shall mean a period of six (6) months.
     The execution of this Annex B to the Change in Control Agreement is hereby acknowledged this ___day of ___, 2006.

PENFORD CORPORATION

By

Title

[Executive’s Name]
     Principal Residence:
     Principal Place of Employment:
Executive agrees to promptly notify the Corporation of any change in his or her principal residence or principal place of employment.

B-1